Exhibit 99.6

Tap Rock Resources II, LLC

Condensed Consolidated Financial Statements

(Unaudited)

As of June 30, 2023 and December 31, 2022 and for the Six Months Ended June 30, 2023 and June 30, 2022

Tap Rock Resources II, LLC

Consolidated Financial Statements (Unaudited)

As of June 30, 2023 and December 31, 2022 and for the Six Months Ended June 30, 2023 and June 30, 2022

Page(s)

Tap Rock Resources II, LLC

Condensed Consolidated Balance Sheets (Unaudited)

As of June 30, 2023 and December 31, 2022

(in thousands of dollars)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$5,269	$212
Accounts receivable, trade	64,852	39,643
Accounts receivable, affiliates	2,906	-
Commodity derivative asset	13,321	-
Other	4,516	4,773
Total current assets	90,864	44,628

Long-term assets
Proved oil and natural gas property, net, full cost method	633,011	479,109
Unevaluated oil and natural gas property	146	112
Other property	-	-
Commodity derivative asset	5,740	2,106
Other	1,426	1,507
Total assets	$731,187	$527,462

Liabilities and Members' Equity
Current liabilities
Accounts payable	$13,929	$15,523
Accounts payable, affiliates	-	2,925
Accrued liabilities	103,419	65,991
Commodity derivative liability	-	88
Royalties payable	20,941	27,448
Other	2,744	-
Total current liabilities	141,033	111,975

Long-term liabilities
Credit facility	215,000	108,000
Commodity derivative liability	-	-
Asset retirement obligation	1,596	739
Total long-term liabilities	216,596	108,739

Commitments and contingent liabilities (see Note 12)

Members' Equity
Capital contributions, net of management loan	215,706	192,849
Additional paid-in capital	10,898	6,539
Accumulated earnings	146,954	107,360
Total members' equity	373,558	306,748
Total liabilities and members' equity	$731,187	$527,462

The accompanying notes are an integral part of these condensed consolidated financial statements.

Tap Rock Resources II, LLC

Condensed Consolidated Statement of Operations (Unaudited)

Six Months Ending June 30, 2023 and June 30, 2022

(in thousands of dollars)

	Six Months Ended June 30,
	2023	2022
Revenues
Oil, natural gas, and NGL	$144,021	$165,950
Total revenue	144,021	165,950

Expenses
Lease operating	37,724	22,653
Production taxes, transportion, processing and gathering	13,369	15,769
Depletion and accretion of ARO	56,825	29,679
General and administrative	14,130	3,972
Total operating expenses	122,048	72,073
Total operating income	21,973	93,877

Other income (expense)
Commodity derivatives gain (loss), net	25,482	(56,986)
Interest Expense	(7,861)	(785)
Net income	$39,594	$36,106

The accompanying notes are an integral part of these condensed consolidated financial statements.

Tap Rock Resources II, LLC

Condensed Consolidated Statement of Changes in Members’ Equity (Unaudited)

As of June 30, 2023 and June 30, 2022

(in thousands of dollars)

Total Members' Equity

Balance at December 31, 2021	$180,344

Capital contributions	10,682

Repayment of loan to management	2,287

Additional paid-in capital	2,180

Net income	36,106

Balance at June 30, 2022	$231,599

Balance at December 31, 2022	$306,748.00

Capital contributions	22,857

Additional paid-in capital	4,359

Net income	39,594

Balance at June 30, 2023	$373,558

The accompanying notes are an integral part of these condensed consolidated financial statements.

Tap Rock Resources II, LLC

Condensed Consolidated Statement of Cash Flows (Unaudited)

Six Months Ending June 30, 2023 and June 30, 2022

(in thousands of dollars)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$39,594	$36,106
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized (gain) loss on derivatives	(17,043)	26,817
Depletion and accretion of ARO	56,825	29,679
Amortization of debt issuance costs	281	146
Stock-based compensation	4,359	2,180
Changes in operating assets and liabilities:
Accounts receivable	(28,115)	(29,204)
Other assets	257	(5,440)
Accounts payable and other current liabilities	32,787	33,774
Net cash provided by operating activities	88,945	94,058

Cash flows from investing activities
Acquisition of proved and unproved oil and gas properties	(23,800)	(28,517)
Expenditures for oil and natural gas properties and equipment	(189,745)	(78,713)
Net cash used in investing activities	(213,545)	(107,230)

Cash flows from financing activities
Proceeds from capital contributions	22,857	12,969
Borrowings under credit facility	207,000	181,000
Repayments under credit facility	(100,000)	(180,000)
Debt issuance costs	(200)	(797)
Net cash provided by financing activities	129,657	13,172

Net increase (decrease) in cash	5,057	-
Cash, cash equivalents at beginning of period	212	-
Cash, cash equivalents at ending of period	$5,269	$-

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$(7,252)	$(670)
Supplemental Disclosures of Noncash Investing Activities:
Accrued property expenditures	$3,643	$11,642

The accompanying notes are an integral part of these condensed consolidated financial statements.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Organization and Nature of Business

On June 20, 2023, Civitas Resources, Inc. (“Civitas”) announced its intent to purchase the Company for $658.2 million in cash and 5,940,350 shares of common equity through a Membership Interest Purchase Agreement (“the MIPA”). On August 2, 2023, the MIPA was executed between the Company and Civitas.

Tap Rock Resources II, LLC (the “Company”) and its wholly owned subsidiaries Tap Rock Holdings II, LLC, and Tap Rock Minerals II, LLC are Delaware Limited Liability Companies. The Company was founded in December of 2019 with an equity contribution in 2020 from Natural Gas Partners XII, L.P. The Company is engaged in the acquisition, exploration, development, and production of crude oil and natural gas in Eddy and Lea counties in New Mexico and in Loving county in Texas.

In conjunction with the announcement of the Company’s MIPA with Civitas on June 20, 2023, all members equity contributions and management incentive units were transferred from Tap Rock Resources II, LLC to Tap Rock Resources II Legacy, LLC ("Tap Rock II Legacy”) and Tap Rock Resources II Intermediate, LLC with a 99.9% and 0.1% ownership of the Company, respectively.

2.	Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 – Summary of Significant Accounting Policies in the 2022 consolidated financial statements and are supplemented by the notes to the unaudited condensed consolidated financial statements included in this report. These unaudited condensed consolidated financial statements should be read in conjunction with the 2022 consolidated financial statements. The financial statements reflect all adjustments that are of a normal recurring nature and are necessary for a fair presentation of the results for the interim periods presented herein.

3.	Contracts with Customers

The Company recognizes its share of revenue from the sale of produced oil, natural gas, and NGLs from its assets in Eddy and Lea counties in New Mexico and Loving county in Texas. Oil, natural gas, and NGL production revenue presented within the accompanying consolidated statements of operations is reflective of the revenue generated from contracts with customers. The table below presents the oil, natural gas, NGL production and other revenue by product type for the six months ended June 30, 2023 and June 30, 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022
Oil Production Revenue	$134,263	$148,891
Gas Production Revenue	(2,569)	4,613
NGL Production Revenue	12,327	12,446
Total	$144,021	$165,950

Revenue is recorded in the month when contractual performance obligations are satisfied. However, settlement statements from the purchasers of hydrocarbons and the related cash consideration are received 30 to 90 days after production has occurred. As a result, the Company must estimate the amount of production delivered to the customer and the consideration that will ultimately be received for sale of the product. Estimated revenue due to the Company is recorded within the accounts receivable line item on the accompanying balance sheets until payment is received. The accounts receivable balances from contracts with customers within the accompanying balance sheets as of June 30, 2023, and December 31, 2022, were $31.0 million and $33.9 million, respectively. To estimate accounts receivable from contracts with customers, the Company uses knowledge of its properties and historical performance factors as the basis for these estimates. Differences between estimates and actual amounts received for product sales are recorded in the month that payment is received from the purchaser.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

4.	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy.

The three input levels in the hierarchy of fair value measurements are as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

A financial instrument’s level within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Unobservable inputs reflect the assumptions of the Company with regard to what assumptions a market participant would use to price an asset or liability based on the best information available under the circumstances. The guidance requires the evaluator to maximize the use of observable inputs.

Recurring Fair Value Measurements

The Company’s recurring fair value instruments consist of cash and cash equivalents, accrued oil, natural gas, and NGL receivables and other receivables, accounts payable, debt, and commodity derivative instruments. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these instruments. The Company’s carrying value of the credit facility balance approximates fair value (Level 2 measurement).

Commodity derivative contracts are marked-to-market each quarter and are thus stated at fair value in the Company’s consolidated balance sheets and in Note 6 – Commodity Derivative Instruments. The fair values of the Company’s commodity derivative instruments are classified as Level 2 measurements as they are calculated using industry standard models using assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, quoted market prices in active markets, credit risk adjustments, implied market volatility, and discount factors.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2023 by level within the fair value hierarchy (in thousands):

	As Of June 30, 2023
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$27,262	$-	$27,262
Financial liabilities:
Commodity derivative liabilities	$-	$8,201	$-	$8,201

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 by level within the fair value hierarchy (in thousands):

	As Of December 31, 2022
	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative assets	$-	$18,250	$-	$18,250
Financial liabilities:
Commodity derivative liabilities	$-	$16,232	$-	$16,232

Nonrecurring Fair Value Measurements

The Company applies fair value to its nonrecurring, nonfinancial measurements including business combinations. These assets and liabilities are subject to fair value only in certain circumstances and are not subject to recurring valuations. Given the unobservable nature of these inputs, they are deemed to be Level 3. Assets acquired and liabilities assumed under transactions that do not meet the criteria of a business combination are accounted for as an asset acquisition and are recorded based on the fair value of the total consideration transferred on the acquisition date using the lowest observable inputs available.

5.	Acquisitions

February 2023 ConocoPhillips Acquisition

In February 2023, the Company acquired approximately 1,100 net leasehold acres in Lea County, New Mexico through consideration of 317 net acres and cash of $23.0 million to COG Operating LLC, ConocoPhillps Company and Concho Oil & Gas LLC (collectively “COG”). The sale closed on February 16, 2023 with an effective date of February 1, 2023. The acquisition was accounted for as an asset acquisition under Accounting Standards Codification 805 Business Combinations..

6.	Commodity Derivatives Instruments

The Company uses over-the-counter (“OTC”) swaps to manage the commodity price risk associated with forecasted sale of its crude and natural gas production. The Company has entered into fixed swap and basis swap contracts for both oil and gas production.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Fixed swaps are settled monthly based on differences between the fixed price specified in the contract and the referenced settlement price. When the referenced settlement price is less than the price specified in the contract, the Company receives an amount from the counterparty based on the price difference multiplied by the volume. Similarly, when the referenced settlement price exceeds the price specified in the contract, the Company pays the counterparty an amount based on the price difference multiplied by the volume.

The Company has entered into fixed price oil basis swaps in order to mitigate exposure to adverse pricing differentials between certain industry benchmark prices and the actual physical pricing points where the Company’s production volumes are sold. Currently, the Company has basis swap contracts with fixed price differentials for oil between Argus WTI Midland and WTI Cushing, and for gas between Argus Henry Hub and Waha, for a portion of its Permian Basin production with contracts that settle at WTI Midland prices. The Company has also entered into oil swap contracts to fix the differential in pricing between the NYMEX WTI calendar month average and the physical oil delivery month (“Roll Differential”) in which the Company pays the periodic variable Roll Differential and receives a weighted-average fixed price differential. As of June 30, 2023, the Company neutralized all swap positions to prepare for the impending sale to Civitas (see FN 1 – Organization and Nature of the Business for more information), meaning the buy side volumes and the sell side volumes of all swap positions net to zero notional volumes. In the tables below, both the buy side volumes and the sell side volumes are represented separately to show such netting. The weighted-average fixed price represents the amount of addition (reduction) to delivery month prices for both buy side and sell side notional volumes covered by the swap contracts. All cash settlements related to the neutralization of the swap positions occurred in July 2023.

Below is a summary of the Company’s open fixed swap positions as of June 30, 2023:

	2023	2024	2025
NYMEX WTI Crude Oil Swaps:
Notional volume (MBbl)
Buy	1,273	1,638	446
Sell	(1,273)	(1,638)	(446)
Weighted average fixed price ($/Bbl)
Buy	$69.05	$67.42	$65.43
Sell	$76.23	$74.87	$71.04

NYMEX Henry Hub Natural Gas Swaps:
Notional volume (MMBtu)
Buy	483	350	-
Sell	(483)	(350)	-
Weighted average fixed price ($/MBtu)
Buy	$2.83	$3.32	$-
Sell	$3.91	$4.32	$-

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

Below is a summary of the Company’s open basis swap positions as of June 30, 2023:

	2023	2024	2025
WTI Midland-Cushing Crude Oil Basis Swaps (1):
Notional volume (MBbl)
Buy	1,225	1,807	477
Sell	(1,225)	(1,807)	(477)
Weighted average contract price ($/Bbl) (2)
Buy	$1.54	$1.51	$1.44
Sell	$0.75	$0.41	$0.33

Waha Natural Gas Basis Swaps (3):
Notional volume (MMBtu)
Buy	1,442	2,165	609
Sell	(1,737)	(2,165)	(609)
Weighted average contract price ($/MBtu) (4)
Buy	$(0.53)	$(0.56)	$(0.54)
Sell	$(1.57)	$(1.05)	$(0.76)

(1)	Represents the swaps that fix the basis differentials between the index prices at Midland WTI price (the price at which the Company sells its oil) and the Cushing WTI price.

(2)	Represents the weighted average fixed price among basis swap contracts for the Company based on bbls per contract.

(3)	Represents swap contracts that fix the basis differential between Natural Gas prices at the Waha Hub (in West Texas – the price at which the Company sells its natural gas) and the Henry Hub (in Louisiana).

(4)	Represents the weighted average fixed price among basis swap contracts for the Company based on mbtu per contract.

Below is a summary of the Company’s open oil roll differential swap positions as of June 30, 2023:

	2023	2024	2025
Oil Roll Differentials NYMEX WTI Basis Swaps:
Notional volume (MBbl)
Buy	1,225	1,807	477
Sell	(1,225)	(1,807)	(477)
Weighted average contract price ($/Bbl)
Buy	$0.30	$0.30	$0.30
Sell	$0.72	$0.52	$0.31

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents the fair value of the Company’s derivative instruments on a gross and net basis as of June 30, 2023 and December 31, 2022 (in thousands):

	Gross Amounts of Recognized Assets and Liabilities		Net Amounts of Assets and Liabilities Presented in the Balance Sheet (1)
	As of June 30,	As of December 31,	As of June 30,	As of December 31,
Location on Balance Sheet	2023	2022	2023	2022
Current assets	$19,133	$10,816	$13,321	$-
Long-term assets	8,129	7,435	5,740	2,106
Current liabilities	(5,811)	(10,904)	-	88
Long-term liabilities	(2,390)	(5,328)	-	-

(1)	All amounts subject to an enforceable master netting arrangement which are netted in these amounts. There are no amounts of related financial collateral received or pledged.

The following table summarizes the Company’s net gain (loss) on commodity derivatives instruments for the six months ended June 30, 2023 and June 30, 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022
Unrealized derivative gain (loss)	$17,043	$(26,817)
Realized derivative gain (loss)	$8,439	$(30,169)
Commodity derivative gain (loss), net	$25,482	$(56,986)

7.	Long-Term Debt

The Company’s Credit Agreement provides for a senior secured revolving credit facility with a maximum loan of $500.0 million and matures on September 23, 2025. As of June 30, 2023, the borrowing base and the elected commitment under the Credit Agreement was $250.0 million. As of June 30, 2023, the Company had $215.0 million in outstanding borrowings. As of December 31, 2022, the Company had $108.0 million in outstanding borrowings.

The credit facility has semi-annual borrowing base redeterminations by November 1 and May 1 based upon quantification of the Company’s reserves at June 30 and December 31 and is also subject to a redetermination upon the occurrence of certain events. The credit facility is secured by mortgages of certain producing crude oil and natural gas properties and substantially all of assets of the Company and its wholly owned subsidiaries.

Interest on the credit facility is either (i) Secured Overnight Finance Rate (“SOFR”) plus a margin between 2.75% and 3.75% or (ii) the American Banking Prime Rate plus a margin between 1.75% and 2.75%. The use of LIBOR as a global reference rate was discontinued with the March 2022 amendment. The transition from LIBOR did not have a material impact on interest expense or borrowing activities under the Credit Agreement, or to otherwise have a material adverse impact on the business.

The credit facility provides for an annual commitment fee of 0.50% depending on the unused borrowing base amount. At June 30, 2023 and December 31, 2022, the Company had a weighted average interest rate of 8.31% and 5.64%, respectively. The credit facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt covenants; (ii) limitations on the sale of property, mergers, consolidations, and other similar transactions covenants; (iii) limitations on investments, loans, and advances covenants; and (iv) limitations on dividends, distributions, redemptions, and restricted payments covenants.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

The credit facility contains financial covenants requiring the Company to comply with a consolidated leverage ratio of 3.25 to 1.0 and a current ratio of over 1 to 1. Additionally, the Company must provide audited financial statements no later than 120 days after the end of the fiscal year and unaudited financial statements no later than 60 days after the end of each fiscal quarter. In conjunction with the sale to Civitas, the Company paid down all remaining debt as of August 2, 2023. Therefore, compliance requirements with the terms and covenants of the credit facility were eradicated by the time of reporting.

8.	Members’ Equity

During the six months ended June 30, 2023 and 2022, the Company received $22.9 million and $13.0 million, respectively, in Members’ contributions from all partners to fund its asset acquisitions and drilling activities. Note, member liability is limited to ownership in the LLC.

9.	Share Based Compensation

The Company has created and granted incentive units for employees in consideration of services rendered and to be rendered for the Company. The incentive units are broken into four tiers: Tier I, Tier II, Tier III, and Tier IV. All incentive units are non-voting and subject to vesting. The vesting schedule is 1/5th per year on the anniversary of the grant date for Tiers I and II with Tier III and Tier IV vesting upon payout of Tier III and Tier IV respectively. As of June 30, 2022, 1.0 million shares of each tier are outstanding.

On March 30, 2022, the owners modified the LLC agreement to allow all 76 employees to retain incentive units upon voluntary resignation under a 10-year, quarterly vesting period. Fair value of the incentive units was determined on a hypothetical liquidation scenario of the company from a market participant perspective at the modification date. The valuation of the incentive units utilized a Monte Carlo simulation model in a risk-neutral framework. The fair value of the incentive units was based on the conventional method, which considered the reinvestment of any potential dividends in the equity of the Company. Significant assumptions used in this simulation include the Company’s expected volatility (based on guideline public companies), dividend yield, and risk-free interest rate based on U.S. Treasury yield curve rates with maturities consistent with a three-year vesting period, as well as the volatilities and dividend yields for each of the Company’s peers.

Compensation expense is recognized quarterly, ratably over the 10-year, vesting period. During the six months ended June 30, 2023, the Company recognized $4.4 million in stock-based compensation expense, which is included within general and administrative expense in the statements of operations. The remaining compensation cost on nonvested awards yet to be recognized as of June 30, 2023 was $76.3 million which will be recognized over the next 8.75 years. The Company recognizes forfeitures as they occur. There were zero units granted and zero units forfeited during the six months ended June 30, 2023. Cash is only distributed to incentive unit holders upon declaration of a distribution at the discretion of the Board. There have been no distributions to incentive unit holders as of June 30, 2023.

As of June 20, 2023, all management incentive units were moved from the Company to Tap Rock II Legacy, as mentioned in FN 1 – Organization and Nature of the Business. Therefore, no share based compensation expense will exist for the Company going forward.

Tap Rock Resources II, LLC

Notes to Condensed Consolidated Financial Statements (Unaudited)

10.	Commitments and Contingencies

In the ordinary course of business, the Company may at times be subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third-party litigation. There are no matters pending that in the opinion of the Company will have a material adverse effect on the financial position, results of operations, or cash flows of the Company as of June 30, 2023.

11.	Related Party Transactions

Tap Rock Resources, LLC, a Delaware limited liability company (“Tap I”), which has a similar owner structure to Natural Gas Partners XII, L.P., provides its employees as personnel to operate the business of the Company and its direct and indirect subsidiaries. In addition, Tap I and subsidiaries provide access to certain assets of Tap I and its subsidiaries in order for personnel to perform the services.

During 2021 and 2020, the Company loaned members of management $0.2 million and $1.8 million, respectively, for their portion of capital calls made during the year. The loan was determined to be due at the earliest of either: i) The occurrence of a Fundamental Change (as defined in the LLC agreement); ii) The date on which the Company receives proceeds from the sale of all or substantially all of the assets of the Company and distributes such proceeds to its equity owners; iii) December 31, 2026 for the original loan made or February 21, 2027 for subsequent loans made; or iv) The date that the loan shall otherwise become due and payable full, whether by acceleration or otherwise. During the year ended December 31, 2022, $2.5 million of the loan and all associated interest was repaid.

12.	Subsequent Events

As stated in FN 1 - Organization and Nature of Business, on August 2, 2023, the Company finalized and closed the MIPA with Civitas to sell the Company for $658.2 million in cash and 5,940,350 shares of common equity. Refer above for more information.

Cash from the closing on August 2, 2023 was used to pay off the remainder of the Company’s borrowing base and related outstanding interest in the amount of $203 million.

The Company closed out all their open commodity derivatives as of July 31, 2023 in preparation for the closing of this sale. The resulting impact was a gain of $18.3 million.

Subsequent events have been evaluated through August 31, 2023, the date the financial statements were available to be issued.